MOVE, INC.
[INCENTIVE] [NONSTATUTORY] STOCK OPTION AWARD CERTIFICATE
Non-transferable

GRANT TO

[_________________________]
(“Optionee”)

the right to purchase from Move, Inc. (the “Company”)

     [__________] shares of its common stock, $0.001 par value, at the price of $[            ] per share (the “Option”)

pursuant to and subject to the provisions of the Move, Inc. 2011 Incentive Plan (the “Plan”), which provisions are incorporated by reference into this Award Certificate (“Certificate”), and of this Certificate. By accepting the Option, Optionee shall be deemed to have agreed to the provisions of this Certificate and the Plan. Capitalized terms used in this Certificate and not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

[                    Vesting schedule/terms                    ].

[FOR ISOs ONLY: The Option is intended to qualify for incentive stock option treatment pursuant to, and to the extent permitted by, U.S. tax law and other applicable laws and regulations. To the extent that any portion of the Option fails to so qualify, such non-qualifying portion of the Option shall be a non-statutory (or non-qualifying) stock option.]

Exercise of Option. Unless otherwise provided in the Plan, the Optionee will have [____________] [days] after the date of termination of Optionee’s Continuous Service to exercise the Option, but only to the extent the Option was exercisable on the date of such termination and in no event after expiration of the term of the Option. The Option shall be exercised by (i) written notice directed to the Secretary of the Company or his or her designee and (ii) payment to the Company in full for the Shares subject to such exercise (unless the exercise is a broker-assisted cashless exercise, as described below). If the person exercising an Option is not Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option. Payment for such Shares shall be (a) in cash, (b) by delivery (actual or by attestation) of Shares previously acquired by the Optionee, (c) by withholding of Shares from the Option, or (d) any combination thereof, for the number of Shares specified in such written notice. The value of Shares surrendered or withheld for this purpose shall be the Fair Market Value as of the last trading day immediately prior to the exercise date. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by the Committee (which need not be uniform), the Option may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells the Option Shares on behalf of Optionee and delivers cash sales proceeds to the Company in payment of the exercise price.

[FOR ISOs ONLY: Notification of Disposition. Optionee agrees to notify the Company in writing within 30 days of any disposition of Shares acquired by Optionee pursuant to the exercise of the Option, if such disposition occurs within two years of the Grant Date, or one year of the date of exercise, of the Option. The Company has the authority and the right to deduct or withhold, or require Optionee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes required by law to be withheld with respect to any “disqualifying disposition” of Shares.]

IN WITNESS WHEREOF, Move, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

MOVE, INC.

By:	, its Authorized Officer	Grant Date: [_________________]